EXHIBIT 99.1

Pre-Paid Legal Services, Inc.
Employee Stock Ownership
and Thrift Plan and Trust




Financial Statements
For the Years Ended December 31, 1999 and 1998,
Supplemental Schedule as of December 31, 1999, and Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Trustees and Participants of the
   Pre-Paid Legal Services, Inc.
   Employee Stock Ownership and
   Thrift Plan and Trust:

We have audited the accompanying statements of net assets available for benefits of the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 1999 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 1999 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 1999 financial statements taken as a whole.



Deloitte & Touche LLP
Tulsa, Oklahoma
June 9, 2000

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust


Statements of Net Assets Available for Benefits
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                                                            December 31,
                                                      1999               1998
                                                      ----               ----
Assets

Cash and cash equivalents                      $    205,235        $    158,282
Investments, at fair value:
   Pre-Paid Legal Services, Inc. common stock
     (Cost: 1999, $757,747; 1998, $540,133)       3,883,704           5,384,313
   Participant-directed mutual funds                819,266           1,669,962
Receivables:
   Employer contribution                            130,281              86,150
   Participants' elective deferrals                   5,383               2,809
                                                -----------         -----------
     Net assets available for benefits          $ 5,043,869         $ 7,301,516
                                                ===========         ===========

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust


Statements of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------



                                                         Year Ended
                                                         December 31,
                                                    1999               1998
                                                    ----               ----

Additions to net assets:
   Net investment income (loss):
     Net depreciation in fair value of
           investments                          $(1,482,943)        $  (144,787)
     Interest and dividend income                    64,533              81,497
                                                ------------        ------------
                                                 (1,418,410)            (63,290)
                                                ------------        ------------
   Contributions:
     Employer (Pre-Paid Legal Services, Inc.
         common stock)                              130,281              86,150
      Participants                                  234,719             152,941
                                                -----------         ------------
                                                    365,000             239,091
                                                ------------        ------------
     Total additions (reductions)                (1,053,410)            175,801
                                                ------------        ------------
Deductions from net assets -
   Benefits paid to participants                  1,204,237             321,587

                                                ------------       -------------
    Net decrease in net assets                  (2,257,647)           (145,786)

Net assets available for benefits:
   Beginning of year                              7,301,516           7,447,302
                                               -------------       -------------
   End of year                                 $  5,043,869        $  7,301,516
                                               =============       =============

================================================================================

Pre-Paid Legal Services, Inc.
Employee Stock Ownership and Thrift Plan and Trust


Notes to Financial Statements
Years Ended December 31, 1999 and 1998
--------------------------------------------------------------------------------


1. Formation of the Plan and Summary of Significant Accounting Policies

The Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan and Trust (the "Plan") was established on January 1, 1988 for the benefit of the employees of Pre-Paid Legal Services, Inc. and its subsidiaries (the "Company"). The Plan is administered by a committee of two employees appointed by the Company (the "Committee"). The Committee also serves as the Plan's Trustee and Investment Manager.

Under the terms of the Plan, the Committee acquires, holds and disposes of all cash and investments, including common and preferred stock of the Company, through a trust fund. Participants who have attained the age of fifty-five (55) have the right to make an election to direct the Trustee as to the investment of their accounts. Such participants may elect to diversify up to one-hundred percent (100%) of their deferred compensation accounts and the vested portion of their Company Contribution Accounts in one or more "no load" mutual funds of any regulated investment company as defined by Section 851 of the Internal Revenue Code.

Each Participant or Beneficiary shall have the sole right to vote shares of Company common stock allocated to such Participant's account. The right to vote such shares shall be exercised by directing the Committee as to manner in which such shares shall be voted.

The following is a summary of the Plan's significant accounting policies:

Basis of accounting

The Plan's financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America ("generally accepted accounting principles").

Cash and Cash Equivalents

Cash and cash equivalents consist of the Plan's linked cash and money fund accounts at a national brokerage firm. Money fund amounts have a unit value of $1, and balances are immediately accessible by the Plan.

Investments

Investments are presented at fair value as measured by market prices in active markets, including national securities exchanges. The cost of stock sold is determined on the basis of average cost. Actual cost is used as a basis for sales of all other investments. Investment transactions are recorded on a trade date basis.

Non-Cash Contributions

Contributions of Company stock are recorded at fair value as determined by using the average closing price of Company stock as quoted on the New York Stock Exchange for each day when the stock is traded during the twenty (20) day period immediately preceding the date of contribution.

New Accounting Standard

In 1999 the Plan adopted Statement of Position 99-3, "Accounting and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters", which changes the required disclosures for plans with participant-directed investment programs. Prior year amounts in comparative disclosures have been reclassified for consistency with current presentations as required by the Statement.

Expenses

The Company elected to pay all of the Plan's administration expenses in 1999 and 1998 although it is not obligated to do so. Any expenses not paid by the Company would be paid by the Plan.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

2. Plan Description

The following brief description of the provisions of the Plan is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.


General

The Plan is a defined contribution plan covering certain employees of the Company and employees of affiliated companies which are included in the Company's consolidated tax return. The plan year is January 1 to December 31. All employees at least 21 years of age are eligible to enroll in the Plan on January 1 or July 1 following the date the employee completes one year of service (1,000 hours) within twelve (12) consecutive months of their employment date.

Types of contributions provided for in the Plan are:

Discretionary Matching Company Contributions

The Company may make discretionary contributions to the Plan for each plan year. The contributions may vary from year to year and shall be determined by written action of the Board of Directors of the Company. Contributions may be made only out of the Company's consolidated net profits before federal and state income taxes from the current or a preceding plan year. The Company's contribution may be paid to the Trustee either in cash, qualified employer securities or in other property. In 1999 and 1998 all Company contributions were made in qualified employer securities.

The Discretionary Matching Company Contribution is an amount determined, in the sole discretion of the Company, and added to amounts forfeited by other participants, to match the following percentages of participants' deferred compensation contributions (up to a maximum of six percent (6%)) for the plan year. The Discretionary Matching Company Contribution is allocated at the end of each plan year to each participant's Company Contribution Account based on the following percentages:

                             Years of Service on
                                  First Day          Matching Percentages
                                of Plan Year
                             -------------------     --------------------
                                    0 - 5                    50%
                                   6 - 10                    75%
                                 11 or more                  100%

Employee Deferred Compensation Contributions

A participant may elect to defer a portion of his compensation in the form of a contribution to his deferred compensation account under the Plan. Participants contribute to the Plan on a pre-tax basis only. Subject to the limitations contained in the Plan, a participant may elect to defer any portion of his compensation. However, a participant may never defer more than the lesser of the Internal Revenue Service limitation ($10,000 in 1999 and 1998) in any plan year or a percentage of compensation greater than the maximum percentage of compensation determined annually by the Committee.

Separate accounts are maintained for each participant in the Plan. When an election is made by the participant to defer part of his compensation, an Employee Deferred Compensation Account is established. Each participant will also have a Company Contribution Account consisting of discretionary matching contributions made by the Company and a proportionate share of forfeitures.

All amounts in the participant's accounts are placed in a trust fund and invested by the Trustee. The Trustee must invest the trust fund solely in the interest of and for the exclusive purpose of providing benefits to the participants and their beneficiaries while minimizing the expenses of administering the Plan. Under the terms of the Plan, all Company contributions and up to seventy-five percent (75%) of the participant's contributions may be invested in common stock of the Company or in preferred stock convertible into common stock of the Company at a conversion price which, as of the date of acquisition by the Plan, is reasonable. Such securities are termed qualified employer securities.

Participants who have reached the age of fifty-five (55) may elect to diversify up to one-hundred percent (100%) of their Employee Deferred Compensation Accounts and the vested portion of their Company contribution accounts in one or more qualifying "no load" mutual funds.

A participant will be entitled to his Employee Deferred Compensation Account at the normal retirement date (age fifty-nine and one-half (59 1/2)), or upon permanent disability, death, separation from employment, or in the case of hardship (as determined by the Committee).

A participant will be entitled to the full amount credited to his Company Contribution Account at the normal retirement date, or upon permanent disability or death. If a participant terminates employment for any reason after he has completed at least one (1) year of service, he will be entitled to receive a portion or all of his account, depending on his years of service. The percentage of the Company Contribution Account to which a participant is entitled, and the percentage forfeited if a participant leaves the Company for reasons other than retirement, permanent disability or death prior to becoming fully vested, is computed according to the following formula:

                              Vested               Forfeited
Years of Service            Percentage             Percentage
-----------------           ----------             ----------
Less than 1                      0%                  100%
1 but less than 2               20%                   80%
2 but less than 3               40%                   60%
3 but less than 4               60%                   40%
4 but less than 5               80%                   20%
5 or more                      100%                    0%

A participant will always be fully vested in his Employee Deferred Compensation Account, regardless of his years of service.

The Company may amend the Plan at any time to conform to the Internal Revenue Code, Treasury Regulations and rulings thereunder. The Company has the right to terminate the Plan at any time upon prior written notice to the Trustee and may direct the Trustee to liquidate the shares of participants in the trust fund. Upon termination or permanent suspension of contributions, the accounts of all participants affected thereby shall become nonforfeitable and shall be distributed within twenty-five (25) months of the termination.

3. Investments

At December 31, 1999 and 1998, the Plan held 161,821 and 163,161 shares, respectively, of the Company's common stock. Other than the Company's common stock (which is a nonparticipant-directed investment), investments of the Plan which represented five percent or more of the Plan's net assets available for benefits at December 31, 1999 were $404,301 held in the Federated Investors Automated Cash Management Trust SS and at December 31, 1998 were $926,217 held in the Fidelity Cash Reserves Fund ($1 per unit). Each of these represent participant-directed investments.

4. Nonparticipant-directed Investments

Information regarding nonparticipant-directed investment in the Company's common stock at December 31, 1999 and 1998 is included in Note 3 above. Significant components of the changes in net assets relating to nonparticipant-directed investments (including activity in the Plan's cash and cash equivalents) for the years ended December 31, 1999 and 1998 is as follows:

                                                      1999               1998
                                                      ----               ----

Net investment loss                              $(1,470,996)       $  (177,257)
 Contributions:
   Employer                                          130,281             86,150
   Employee                                          234,719            152,941
  Benefits paid to participants                     (233,126)           (51,846)
  Transfers to participant-directed investments      (68,010)           (11,499)
                                                 ------------      -------------
   Total                                         $(1,407,132)      $     (1,511)
                                                 ============      =============
5. Tax Status

A favorable determination letter dated June 22, 1993 was received from the Internal Revenue Service indicating that the Plan, as amended through December 17, 1991, qualifies under Section 401(a) of the Internal Revenue Code and is exempt from Federal income taxes under Section 501(a) of the Code. The Plan has been amended since receiving the determination letter. However, the Company and the Committee believe that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, the Company and the Committee believe that the Plan continues to be qualified and no provision for income taxes has been included in the Plan's financial statements.

6. Distributions

Former participants are entitled to receive distribution of the vested portion of their account balance sixty days after the plan year end. The former participants may request distribution of their accounts in the form of Company common stock or cash. The ability of the Plan to make distributions in cash depends, in part, on the cash available within the Plan to purchase the former participant's vested shares of the Company's common stock. Former participants who have elected to diversify all or a portion of their Plan accounts into qualified "no load" mutual fund investments will receive a distribution of mutual fund shares or cash. Distributions made in 1999 consisted of 7,431 shares of the Company's common stock and cash of $998,519. Distributions made in 1998 consisted of 1,150 shares of the Company's common stock and cash of $291,434.

Former participants who terminated employment during 1999 and had not yet received distribution of their account at December 31, 1999 will receive distribution in 2000. The balance due former participants at December 31, 1999 included 1,776 shares of the Company's common stock and cash of $10,454. The balance due former participants at December 31, 1998 included 4 shares of the Company's common stock and cash of $7,367.


Pre-Paid Legal Services, Inc.
--------------------------------------------------------------------------------
Employee Stock Ownership and Thrift Plan and Trust

Schedule H, Line 4i - Schedule  of Assets Held for Investment Purposes at End of
Year December 31, 1999
--------------------------------------------------------------------------------

(a)           (b)                          (c)                                (d)             (e)
                                    Description of Investment,
                                     Including Maturity Date,
        Identity of Issue,           Rate of Interest,
        Borrower, Lessor             Collateral, Par, or                                    Current
                                      Maturity Value                           Cost           Value

Corporate Common Stock:
*  Pre-Paid Legal Services, Inc.    168,821 shares                           $ 757,747      $3,883,704
                                                                          -------------      ----------
Short-Term Funds
   Federated Investors              Automated Cash Management Trust SS,        404,301         404,301
                                    404,301 units

   American Funds                   U.S. Treasury Money Fund of America,       194,864         194,864
                                    194,864 units

   Morgan Stanley Dean Witter       Dividend Growth Securities B,              187,067         174,126
                                    3,015 units

   Vanguard Group                   500 Index Fund,                             33,975          41,557
                                    307 units

   Vanguard Group                   Windsor II Fund,                             3,868           4,417
                                    177 units

   Morgan Stanley Dean Witter       Liquid Asset Fund,                               1               1
                                    1 unit
                                                                             1,031,468       1,024,501
                                                                        --------------  --------------

TOTAL INVESTMENTS                                                           $1,789,215      $4,908,205
                                                                        ==============  ==============


*     Party-in-interest to the Plan
-------------------------------------------------------------------------------